                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	October 30, 2024
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 3rd QUARTER 2024.

Columbus, Ohio – October 30, 2024  – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 and YTD Highlights

•	Net income for Q3 2024 was $4.2 million ($0.65 per diluted common share). Pre-provision, pre-tax net revenue (PPNR) for Q3 2024 was $5.8 million.
•	Return on Average Equity (ROE) was 10.38% for the third quarter, while Return on Average Assets (ROA) was 0.84%.
•	Net Interest Margin (NIM) increased 2bps when compared to the previous quarter. This represents the second consecutive quarter where we have achieved NIM expansion.
•	Noninterest bearing deposits grew by $40 million (18%) during the quarter. Total core deposits are up $57 million when compared to June 30, 2024.
•	Commercial loans increased $35 million during the quarter and total loans and leases (gross) increased $27 million.
•	Service charge fee income increased $259,000 (65%) when compared to Q3 2023. Year to date, income from service charges is up $758,000 (70%) when compared to the first nine months of 2023.

Recent Developments

•

On October  1, 2024, the Company’s Board of Directors declared a cash dividend of $0.07 per share on its common stock and a corresponding cash dividend of $7.00 per share on its Series D Preferred Stock.  The dividend was paid on October  19, 2024 to shareholders of record as of the close of business on October 11, 2024.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented: “Net Earnings for the third quarter were $4.2 million or $0.65 per share.

Our CFBank growth trajectory is continuing.  Commercial Bank business pipelines, with loans, deposits and fee income are continuing to expand.  A key strategic focus remains to expand the size and scope of our Commercial Banking franchise. Additionally, we are focused on market share expansion in all four major Metro markets (Columbus, Cleveland, Cincinnati & Indianapolis), through strengthening our business banking teams.

Non-interest-bearing deposits grew by 18% during the third quarter. Growth of noninterest bearing deposits will serve to reduce reliance on higher cost funding going forward.  We believe that presently we are in an interest rate period with rates on short term deposits and loans declining, however, we have yet to see a normalized yield curve in this cycle. Nonetheless, recent Fed rate cuts are providing for deposit repricing opportunities which will lower deposit interest expense and are expected to reduce our incremental cost of funding over time.

Strategically, our business intents include repositioning our balance sheet, by reducing the portfolio of residential home mortgage loans, channeling refinancing and/or sale proceeds to fund commercial banking pipelines and growth opportunities. We have introduced initiatives coupled with incentives to accelerate refinancing of lower rate residential home mortgage loans.  This approach will result in a long-term benefit to our net interest margin.  Furthermore, commercial loans are typically accompanied by attractive full-service deposit and treasury management relationships.

Our business initiatives include efforts aimed at continued expansion of our shareholder base, including both institutional and retail investors.  CF has strong insider ownership, with roughly 40% of our outstanding stock being held by our Board Members and Management (including their affiliates and related parties).

During October we moved into our new Northeast Ohio (Cleveland Market) Main Office in Pinecrest. By relocating to a location adjacent to a number of successful Family Wealth Offices, we expect to gain greater visibility as well as efficiency. We anticipate our relocation will provide added business synergy for our CF Boutique Banking model.

We believe Our Bests are yet Ahead!”

Robert E. Hoeweler, Chairman of the Board, added: “Our CF Leadership Team has continued to successfully adapt to the challenging interest rate environment. We maintain our focus on executing solid fundamentals, including at the forefront serving the needs of entrepreneurs and closely-held businesses.”

Overview of Results

Net income for the three months ended September 30, 2024 totaled $4.2 million (or $0.65 per diluted common share) compared to net income of $1.7 million (or $0.26 per diluted common share) for the three months ended June 30, 2024 and net income of $4.0 million (or $0.62 per diluted common share) for the three months ended September 30, 2023.  Pre-provision, pre-tax net revenue (“PPNR”) for the three months ended September 30, 2024 was $5.8 million compared to PPNR of $5.5 million for the three months ended June 30, 2024 and PPNR of $6.2 million for the three months ended September 30, 2023.

Net income for the nine months ended September 30, 2024 totaled $9.0 million (or $1.38 per diluted common share) compared to net income of $12.7 million (or $1.97 per diluted common share) for the nine months ended September 30, 2023. PPNR for the nine months ended September 30, 2024 was $16.3 million compared to PPNR of $17.3 million for the nine months ended September 30, 2023.

Net Interest Income and Net Interest Margin

Net interest income totaled $11.5 million for the quarter ended September 30, 2024 and increased $93,000, or 0.8%, compared to $11.4 million for the prior quarter, and decreased $207,000, or 1.8%, compared to $11.7 million for the third quarter of 2023.

The increase in net interest income compared to the prior quarter was primarily due to a $681,000, or 2.3%, increase in interest income, partially offset by a $588,000, or 3.3%, increase in interest expense.  The increase in interest income was primarily attributed to a 14bps increase in the average yield on interest-earning assets,  coupled with a  $1.5 million, or 0.08%, increase in average interest-earning assets. The increase in interest expense when compared to the prior quarter was attributed to a 13bps increase in the average cost of funds on interest-bearing liabilities, coupled with a $7.5 million, or 0.5%, increase in average interest-bearing liabilities. The net interest margin of 2.41% for the quarter ended September 30, 2024 increased 2bps compared to the net interest margin of 2.39% for the prior quarter.

The decrease in net interest income compared to the third quarter of 2023 was primarily due to a $2.0 million, or 12.3%, increase in interest expense, partially offset by a $1.8 million, or 6.5%, increase in interest income.  The increase in interest expense was attributed to a 46bps increase in the average cost of funds on interest-bearing liabilities, coupled with a $22.8 million, or 1.5%, increase in average interest-bearing liabilities. The increase in interest income was primarily attributed to a 26bps increase in the average yield on interest-earning assets, coupled with a $40.9 million, or 2.2%, increase in average interest-earning assets outstanding. The net interest margin of 2.41% for the quarter ended September 30, 2024 decreased 9bps compared to the net interest margin of 2.50% for the third quarter of 2023.

Noninterest Income

Noninterest income for the quarter ended September 30, 2024 totaled $1.6 million and increased $388,000, or 31.9%, compared to $1.2 million for the prior quarter.  The increase was primarily due to a $252,000 increase in swap fee income and  an  $81,000 increase in other noninterest income.

Noninterest income for the quarter ended September 30, 2024 increased $305,000, or 23.4%, compared to $1.3 million for the quarter ended September 30, 2023.  The increase was primarily due to a $259,000 increase in service charges on deposit accounts and a $188,000 increase on other noninterest income, partially offset by a $192,000 decrease in swap fee income.

The following table represents the notional amount of loans sold during the three months ended September 30, 2024, June 30, 2024, and September 30, 2023 (in thousands).

	Three Months ended
	September 30, 2024	June 30, 2024	September 30, 2023
Notional amount of loans sold	$12,053	$10,837	$3,646

Noninterest Expense

Noninterest expense for the quarter ended September 30, 2024 totaled $7.2 million and increased $134,000, or 1.9%, compared to $7.1 million for the prior quarter.  The increase in noninterest expense was primarily due to a $159,000 increase in other noninterest expense, partially offset by a $31,000 decrease in salary and employee benefit expense.

Noninterest expense for the quarter ended September 30, 2024 increased $466,000, or 6.9%, compared to $6.8 million for the quarter ended September 30, 2023.  The increase in noninterest expense was primarily due to a $194,000 increase in other noninterest expense, a $119,000 increase in salaries and employee benefits, and a $91,000 increase in data processing expense. The increase in other noninterest expense was primarily due to a $135,000 increase in fraud losses on customer accounts, coupled with a $53,000 increase in charitable contributions.  The increase in salaries and employee benefits was primarily related to an increase in the number of employees, partially offset by lower deferred compensation incentive plan expense.

Income Tax Expense

Income tax expense was $1.1 million for the quarter ended September 30, 2024 (effective tax rate of 20.4%), compared to $237,000 for the prior quarter (effective tax rate of 12.3%) and $984,000 for the quarter ended September 30, 2023 (effective tax rate of 19.6%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.7 billion at September 30, 2024 and increased $29.4 million, or 1.7%, from the prior quarter and increased $22.9 million, or 1.4%, from December 31, 2023. The increase in net loans and leases during the quarter was primarily due to a  $26.9 million increase in loans and leases balances coupled with a $2.5 million decrease in the allowance for credit losses.  The increase in loans and leases balances was primarily due to $48.2 million increase in multi-family loan balances and a  $10.9 million increase in commercial and industrial (C&I) loan balances, partially offset by a  $13.4 million decrease in construction loan balances, a $12.1 million decrease in commercial real estate loan balances, and a $6.6 million decrease in single-family residential loan balances.  The decrease in the allowance for credit losses was primarily driven by net charge-offs of $3.3 million,  partially offset by the quarterly provision for credit losses on loans of $758,000.

The increase in net loans and leases from December 31, 2023 was primarily due to a $45.8 million increase in multi-family loan balances, a $14.8 million increase in commercial real estate loan balances, and a $5.0 million increase in home equity lines of credit, partially offset by a  $19.2 million decrease in construction loan balances, a $17.1 million decrease in single-family residential loan balances, and a $7.0 million decrease in commercial and industrial (C&I) loan balances.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types (in thousands).

	September 30, 2024	June 30, 2024
Construction – 1-4 family*	$23,046	$22,877
Construction – Multi-family*	111,897	118,815
Construction – Non-residential*	35,608	41,271
Hotel/Motel	12,074	12,144
Industrial / Warehouse	56,571	58,927
Land/Land Development	23,595	21,017
Medical/Healthcare/Senior Housing	2,479	2,617
Multi-family	227,895	181,553
Office	43,407	43,817
Retail	63,074	63,604
Other	7,732	8,366

*CFBank possesses a core competency and deep expertise in Construction Lending.  The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $14.6 million, or 0.84% of total loans at September 30, 2024, an increase of $3.7 million from $10.9 million at June 30, 2024 and an increase of $8.9 million from $5.7 million at December 31, 2023.  The increase in nonaccrual loans when compared to the prior quarter end was primarily due to two commercial loans, totaling $7.0 million, becoming nonaccrual during the third quarter of 2024, partially offset by charge-offs of $3.3 million on loans that were in nonaccrual status during the second quarter of 2024.

The increase in nonaccrual loans when compared to December 31, 2023 was primarily driven by six commercial loans, totaling $11.5 million, and two single-family residential loans, totaling $918,000, becoming nonaccrual during the nine months ended September 30, 2024, partially offset by $3.3 million in charge-offs.  Loans past due more than 30 days totaled $7.7 million at September 30, 2024, compared to $7.6 million at June 30, 2024 and $2.0 million at December 31, 2023.

The allowance for credit losses on loans and leases totaled $16.8 million at September 30, 2024 compared to  $19.3 million at June 30, 2024 and $16.9 million at December 31, 2023.  The ratio of the allowance for credit losses on loans and leases to total loans and leases was 0.97% at September 30, 2024, compared to 1.13% at June 30, 2024 and 0.99% at December 31, 2023.  The decrease in the allowance for credit losses during the quarter ended September 30, 2024 was primarily driven by $3.3 million in charge-offs, which included a commercial participation loan that had a $2.9 million additional reserve placed on it in the second quarter of 2024.

There was $558,000 in provision for credit losses expense for the quarter ended September 30, 2024, compared to $3.6 million for the quarter ended June 30, 2024 and $1.2 million for the quarter ended September 30, 2023.  The decrease in the provision for credit losses when compared to the prior quarter was primarily driven by additional reserves placed on two individually-evaluated commercial loan participations in the second quarter of 2024.  These two loan participations were acquired from regional banks.  Net charge-offs for the quarter ended September 30, 2024 totaled $3.3 million, compared to net charge-offs of $2.1 million for the prior quarter and net charge-offs of $126,000 for the quarter ended September 30, 2023.

Deposits

Deposits totaled $1.75 billion at September 30, 2024, an increase of $49.1 million, or 2.9%, compared to $1.70 billion at June 30, 2024, and  an increase of $1.5 million, or 0.09%, when compared to $1.74 billion at December 31, 2023.  The increase when compared to June 30, 2024 was primarily due to a $39.9 million increase in noninterest-bearing account balances, coupled with a $9.2 million increase in interest-bearing accounts balances.  The increase when compared to December 31, 2023, was primarily due to a $21.8 million increase in noninterest-bearing account balances,  partially offset by a $20.3 million decrease in interest-bearing account balances.  The decrease in interest-bearing account balances when compared to December 31, 2023 included a $14.7 million reduction in brokered deposits.

At September 30, 2024, approximately 30.2% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 28.6% at June 30, 2024 and approximately 29.2% at December 31, 2023.

Borrowings

FHLB advances and other debt totaled  $108.7 million at September 30, 2024 and decreased $28.5 million, or 20.8%, when compared to  $137.2 million at June 30, 2024 and decreased $1.3 million when compared to $110.0 million at December 31, 2023. The decrease when compared to June 30, 2024 was primarily due to a $26.0 million short-term borrowing that paid off during the third quarter 2024, coupled with a $2.5 million maturity of a FHLB fixed rate advance.

Capital

Stockholders’ equity totaled $164.0 million at September 30, 2024, an increase of $4.4 million, or 2.8%, when compared to $159.6 million at June 30, 2024, and an increase of $8.6 million, or 5.6%, from $155.4 million at December 31, 2023.  The increase in total stockholders’ equity during the three months ended September 30, 2024 was primarily attributed to net income, partially offset by $388,000 in dividend payments. The increase in stockholders’ equity during the nine months ended September 30, 2024 was primarily attributed to net income, partially offset by $1.2 million in dividend payments.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the “Company”) is a holding company that owns 100% of the stock of CFBank, National Association (“CFBank”). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland, and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR in excess of 20%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank was named one of Piper Sandler’s “Bank & Thrift Sm-All Stars” for 2023.  This recognition placed us among the top 10% of small-cap banks and thrifts in the United States.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2023.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
	2024	2023	% change	2024	2023	% change
Total interest income	$29,996	$28,166	6%	$88,397	78,567	13%
Total interest expense	18,536	16,499	12%	54,286	42,681	27%
Net interest income	11,460	11,667	-2%	34,111	35,886	-5%

Provision for credit losses
Provision for credit losses-loans	786	1,198	n/m	5,298	1,402	278%
Provision for credit losses-unfunded commitments	(228)	(5)	4460%	58	40	45%
	558	1,193	-53%	5,356	1,442	271%
Net interest income after provision for credit losses	10,902	10,474	4%	28,755	34,444	-17%

Noninterest income
Service charges on deposit accounts	655	396	65%	1,837	1,079	70%
Net gain on sales of residential mortgage loans	110	48	129%	287	85	238%
Net gain on sale of commercial loans	-	12	n/m	167	12	n/m
Swap fee income	252	444	-43%	252	616	-59%
Other	589	401	47%	1,186	1,206	-2%
Noninterest income	1,606	1,301	23%	3,729	2,998	24%

Noninterest expense
Salaries and employee benefits	3,539	3,420	3%	10,617	11,184	-5%
Occupancy and equipment	472	427	11%	1,377	1,264	9%
Data processing	623	532	17%	1,887	1,568	20%
Franchise and other taxes	326	308	6%	968	935	4%
Professional fees	654	635	3%	1,907	1,873	2%
Director fees	153	162	-6%	421	496	-15%
Postage, printing, and supplies	29	31	-6%	115	123	-7%
Advertising and marketing	47	53	-11%	99	307	-68%
Telephone	51	61	-16%	154	197	-22%
Loan expenses	233	151	54%	939	510	84%
Depreciation	119	145	-18%	371	426	-13%
FDIC premiums	529	568	-7%	1,628	1,590	2%
Regulatory assessment	63	63	0%	194	181	7%
Other insurance	45	55	-18%	152	154	-1%
Other	343	149	130%	676	816	-17%
Noninterest expense	7,226	6,760	7%	21,505	21,624	-1%

Income before income taxes	5,282	5,015	5%	10,979	15,818	-31%
Income tax expense	1,077	984	9%	2,009	3,116	-36%
Net income	4,205	4,031	4%	8,970	12,702	-29%
Earnings allocated to participating securities (Series D preferred stock)	(140)	-	n/m	(251)	-	n/m
Net Income attributable to common stockholders	$4,065	$4,031	1%	$8,719	$12,702	-31%

Share Data
Basic earnings per common share	$0.65	$0.63		$1.39	$1.98
Diluted earnings per common share	$0.65	$0.62		$1.38	$1.97

Average common shares outstanding - basic	6,253,716	6,429,198		6,279,928	6,416,883
Average common shares outstanding - diluted	6,293,908	6,456,575		6,302,459	6,439,931

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(unaudited)	2024	2024	2024	2023	2023
Assets
Cash and cash equivalents	$233,520	$241,775	$236,892	$261,595	$229,763
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	8,690	8,323	7,597	8,092	8,480
Equity securities	5,000	5,000	5,000	5,000	5,000
Loans held for sale	5,240	3,187	2,241	1,849	1,355
Loans and leases	1,733,855	1,706,980	1,713,929	1,710,998	1,676,806
Less allowance for credit losses on loans and leases	(16,780)	(19,285)	(18,198)	(16,865)	(17,032)
Loans and leases, net	1,717,075	1,687,695	1,695,731	1,694,133	1,659,774
FHLB and FRB stock	8,908	9,830	8,491	8,482	8,499
Premises and equipment, net	3,480	3,571	3,685	3,812	3,940
Operating lease right of use assets	6,259	4,858	5,041	5,221	5,138
Bank owned life insurance	26,899	26,683	26,470	26,266	26,103
Accrued interest receivable and other assets	49,135	49,612	48,225	44,065	44,300
Total assets	$2,064,306	$2,040,634	$2,039,473	$2,058,615	$1,992,452

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$257,715	$217,771	$236,841	$235,916	$214,334
Interest bearing	1,487,861	1,478,705	1,486,229	1,508,141	1,470,659
Total deposits	1,745,576	1,696,476	1,723,070	1,744,057	1,684,993
FHLB advances and other debt	108,672	137,163	111,004	109,995	109,987
Advances by borrowers for taxes and insurance	1,214	154	1,093	2,179	1,737
Operating lease liabilities	6,387	4,949	5,127	5,302	5,216
Accrued interest payable and other liabilities	23,464	27,322	26,209	26,747	24,298
Subordinated debentures	14,990	14,980	14,971	14,961	14,951
Total liabilities	1,900,303	1,881,044	1,881,474	1,903,241	1,841,182

Stockholders' equity	164,003	159,590	157,999	155,374	151,270
Total liabilities and stockholders' equity	$2,064,306	$2,040,634	$2,039,473	$2,058,615	$1,992,452

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$13,333	$144	3.56%	$12,902	$133	3.37%	$13,802	$101	2.40%
Loans and leases and loans held for sale (3)	1,702,563	27,189	6.39%	1,688,522	26,339	6.24%	1,642,029	25,121	6.12%
Other earning assets	177,710	2,496	5.62%	191,199	2,679	5.60%	197,434	2,778	5.63%
FHLB and FRB stock	9,115	167	7.33%	8,646	164	7.59%	8,568	166	7.75%
Total interest-earning assets	1,902,721	29,996	6.30%	1,901,269	29,315	6.16%	1,861,833	28,166	6.04%
Noninterest-earning assets	97,700			96,107			95,186
Total assets	$2,000,421			$1,997,376			$1,957,019

Interest-bearing liabilities:
Deposits	$1,454,433	17,382	4.78%	$1,443,860	16,784	4.65%	$1,430,568	15,421	4.31%
FHLB advances and other borrowings	123,872	1,154	3.73%	126,918	1,164	3.67%	124,930	1,078	3.45%
Total interest-bearing liabilities	1,578,305	18,536	4.70%	1,570,778	17,948	4.57%	1,555,498	16,499	4.24%

Noninterest-bearing liabilities	260,077			266,393			251,509
Total liabilities	1,838,382			1,837,171			1,807,007

Equity	162,039			160,205			150,012
Total liabilities and equity	$2,000,421			$1,997,376			$1,957,019

Net interest-earning assets	$324,416			$330,491			$306,335
Net interest income/interest rate spread		$11,460	1.60%		$11,367	1.59%		$11,667	1.80%
Net interest margin			2.41%			2.39%			2.50%
Average interest-earning assets
to average interest-bearing liabilities	120.55%			121.04%			119.69%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights
	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	September 30,
(unaudited)	2024	2024	2024	2023	2023	2024	2023
Earnings and Dividends
Net interest income	$11,460	$11,367	$11,284	$11,754	$11,667	$34,111	$35,886
Provision for credit losses	$558	$3,561	$1,237	$875	$1,193	$5,356	$1,442
Noninterest income	$1,606	$1,218	$905	$1,033	$1,301	$3,729	$2,998
Noninterest expense	$7,226	$7,092	$7,187	$6,745	$6,760	$21,505	$21,624
Net income	$4,205	$1,695	$3,070	$4,235	$4,031	$8,970	$12,702
Basic earnings per common share	$0.65	$0.26	$0.48	$0.66	$0.63	$1.39	$1.98
Diluted earnings per common share	$0.65	$0.26	$0.47	$0.65	$0.62	$1.38	$1.97
Dividends declared per share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.18	$0.17

Performance Ratios (annualized)
Return on average assets	0.84%	0.34%	0.61%	0.84%	0.82%	0.60%	0.89%
Return on average equity	10.38%	4.23%	7.80%	11.02%	10.75%	7.48%	11.61%
Average yield on interest-earning assets	6.30%	6.16%	6.07%	6.16%	6.04%	6.18%	5.79%
Average rate paid on interest-bearing liabilities	4.70%	4.57%	4.51%	4.49%	4.24%	4.59%	3.81%
Average interest rate spread	1.60%	1.59%	1.56%	1.67%	1.80%	1.59%	1.98%
Net interest margin, fully taxable equivalent	2.41%	2.39%	2.36%	2.44%	2.50%	2.38%	2.65%
Efficiency ratio (3)	55.30%	56.35%	58.96%	52.75%	52.13%	56.83%	55.61%
Noninterest expense to average assets	1.44%	1.42%	1.43%	1.33%	1.38%	1.43%	1.52%

Capital
Tier 1 capital leverage ratio (1)	10.36%	10.11%	10.05%	9.76%	9.83%	10.36%	9.83%
Total risk-based capital ratio (1)	13.43%	13.48%	13.50%	13.30%	13.36%	13.43%	13.36%
Tier 1 risk-based capital ratio (1)	12.35%	12.23%	12.31%	12.17%	12.22%	12.35%	12.22%
Common equity tier 1 capital to risk weighted assets (1)	12.35%	12.23%	12.31%	12.17%	12.22%	12.35%	12.22%
Equity to total assets at end of period	7.94%	7.82%	7.75%	7.55%	7.59%	7.94%	7.59%
Book value per common share	$24.83	$24.17	$24.17	$23.74	$23.10	$24.83	$23.10
Tangible book value per common share (2)	$24.83	$24.17	$24.17	$23.74	$23.10	$24.83	$23.10
Period-end market value per common share	$21.65	$18.76	$19.97	$19.50	$16.75	$21.65	$16.75
Period-end common shares outstanding	6,388,110	6,387,655	6,338,115	6,545,560	6,549,609	6,388,110	6,549,609
Average basic common shares outstanding	6,253,716	6,256,457	6,329,898	6,433,568	6,429,198	6,279,928	6,416,883
Average diluted common shares outstanding	6,293,908	6,256,457	6,357,298	6,469,862	6,456,575	6,302,459	6,439,931

Asset Quality
Nonperforming loans	$14,597	$10,909	$7,895	$5,722	$4,594	$14,597	$4,594
Nonperforming loans to total loans	0.84%	0.64%	0.46%	0.33%	0.27%	0.84%	0.27%
Nonperforming assets to total assets	0.71%	0.53%	0.39%	0.28%	0.23%	0.71%	0.23%
Allowance for credit losses on loans and leases to total loans and leases	0.97%	1.13%	1.06%	0.99%	1.02%	0.97%	1.02%
Allowance for credit losses on loans and leases to nonperforming loans and leases	114.96%	176.78%	230.50%	294.74%	370.74%	114.96%	370.74%
Net charge-offs (recoveries)	$3,291	$2,108	$(16)	$623	$126	$5,383	$23
Annualized net charge-offs (recoveries) to average loans	0.77%	0.49%	0.00%	0.15%	0.03%	0.42%	0.00%

Average Balances
Loans	$1,717,886	$1,704,118	$1,710,057	$1,699,323	$1,657,303	$1,710,713	$1,634,697
Assets	$2,000,421	$1,997,376	$2,004,194	$2,023,471	$1,957,019	$2,000,666	$1,897,390
Stockholders' equity	$162,039	$160,205	$157,359	$153,724	$150,012	$159,875	$145,820

(1)	Regulatory capital ratios of CFBank
(2)	There are no differences between book value per common share and tangible book value per common share since the Company does not have any intangible assets.
(3)

The efficiency ratio equals noninterest expense (excluding amortization of intangibles and foreclosed asset writedowns) divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).

NON-GAAP FINANCIAL MEASURES

The following non-GAAP financial measures used by the Company provide information useful to investors in understanding the Company's operating performance and trends and facilitate comparisons with the performance of peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in the Company’s consolidated financial statements:

Pre-provision, pre-tax net revenue ("PPNR")

	Three Months Ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Net income	$4,205	$1,695	$4,031	$8,970	$12,702
Add: Provision for credit losses	558	3,561	1,193	5,356	1,442
Add: Income tax expense	1,077	237	984	2,009	3,116
Pre-provision, pre-tax net revenue	$5,840	$5,493	$6,208	$16,335	$17,260

Average Assets	$2,000,421	$1,997,376	$1,957,019	$2,000,666	$1,897,390
Average Stockholders' Equity	$162,039	$160,205	$150,012	$159,875	$145,820